Exhibit 99.1

Updated Notice to Directors and Executive Officers of AGL Resources Inc. (“AGL” or “we”)
Concerning Limitations on Trading in AGL Resources Inc. Securities

This updated notice is to inform you of significant restrictions on your ability to deal in AGL common stock and derivative securities, such as stock options, during an upcoming special “blackout period.”  These restrictions are imposed on all directors and executive officers of AGL by the Sarbanes-Oxley Act of 2002 and U.S. Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction).  As more fully described below, during this blackout period, you will be prohibited from engaging in transactions involving AGL equity securities (including shares of AGL common stock, stock options and other derivatives) that you acquired in connection with your service as a director or an executive officer. We will notify you of any changes that affect the blackout period.

1.
Following the proposed merger of Nicor Inc. with AGL (the “Merger”), AGL will assume Nicor’s 401(k) plans (the “Nicor 401(k) Plans”).  In connection with the Merger, all Nicor common stock in the Nicor 401(k) Plans will be converted into shares of AGL common stock and cash.  While the trustee of the Nicor 401(k) Plans is taking the steps necessary to process and implement this conversion of shares, the participants in the Nicor 401(k) Plans will be unable to direct or diversify investments in or out of the Nicor/AGL common stock fund, which constitutes a “blackout period” for the Nicor 401(k) Plans (the “401(k) Plan blackout period”).

2.
The 401(k) Plan blackout period may last for more than three business days, and the number of participants in the Nicor 401(k) Plans constitutes more than 50% of the total number of participants in similar plans sponsored by AGL.  Accordingly, we are required pursuant to Reg. BTR to impose a corresponding blackout period on all of our directors and executive officers with respect to equity securities acquired in connection with their service to AGL.

3.
Because we do not know the actual closing date of the Merger at this time, we are unable to determine the exact dates for the 401(k) Plan blackout period.  However, we do know that the 401(k) Plan blackout period will begin at 12 p.m. central time, on the trading date immediately before the Merger closing date.  The Merger closing is subject to the Illinois Commerce Commission’s (“ICC”) review and approval and the receipt and acceptance of the ICC’s written order authorizing the merger that is satisfactory to AGL and Nicor Inc., and pending approval of the ICC, the parties anticipate that the closing could occur during the week of Sunday, December 4, 2011 through Saturday, December 10, 2011.  Pursuant to Rule 104(b)(1)(iv)(B) of Regulation BTR, you may obtain, without charge, information as to whether the blackout period has begun or ended. You can confirm the status of the 401(k) Plan blackout period by contacting Paul Shlanta at AGL Resources Inc., Ten Peachtree Place, NE, Atlanta, Georgia 30309; telephone number (404) 584-3430.

4.
Generally, during the 401(k) Plan blackout period, you will be prohibited from directly or indirectly purchasing, selling or otherwise transferring any AGL equity security that you acquired in connection with your service as a director or an executive officer.  “Equity securities” are defined broadly to include stock, stock options and other derivatives.  Covered transactions are not limited to those involving your direct ownership, but also include any transaction in which you have a direct or indirect pecuniary interest.  For example, you may be deemed to have an interest in transactions in AGL equity securities held by your family members, if such securities were originally acquired in connection with your service or employment as an AGL executive officer or director.

5.
Securities acquired “in connection with service as a director or employment as an executive officer” include, among other things, securities acquired by you under a compensatory plan or contract (such as under a stock option or deferred compensation plan), in transactions between you and AGL, and as shares necessary for you to qualify as a director or to satisfy minimum ownership requirements or guidelines.  Securities acquired outside of your service as a director or executive officer are not subject to this prohibition.

6.	If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction and may be subject to civil and criminal penalties.

The rules summarized above are complex, and the civil and criminal penalties that could be imposed upon directors and executive officers who violate them could be severe. Please contact Paul Shlanta at (404) 584-3430 before engaging in any transaction involving AGL securities during the 401(k) Plan blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the 401(k) Plan blackout period.